Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report on the audited financial statements of Hydrogen Future Corp as of December 31, 2013 included in this Current Report on Form 8-K/A of Hydrogen Future Corp.

Hall Group CPA’s

Plano, Texas

August 5, 2014